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                                                                   EXHIBIT 10.26

                     CONSULTING SERVICES AGREEMENT

                     AGREEMENT NO. CG - 97 - WSTN2

THIS AGREEMENT is made and entered into as of the 12th day of June, 1997 by and between Roy F. Weston, Inc. ("Weston" or the "Company"), a Pennsylvania corporation having its principal offices at 1 Weston Way, West Chester, Pennsylvania 19380 and The Coventry Group, L.L.P., a Virginia limited liability partnership ("Consultant") having its principal offices at 7024 Coventry Road, Alexandria Virginia 22306.

WHEREAS, Weston is in the business of providing environmental engineering and consulting services to private industry and governmental clients; and

WHEREAS, Consultant is in the business of providing organizational and strategic consulting services, and is, by reason of its knowledge, education and expertise capable of performing the services described herein; and

WHEREAS, Weston has determined that certain of Consultant's services as described herein will be beneficial to its organizational and strategic objectives.

NOW THEREFORE, in consideration of the premises and the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

ARTICLE I. SCOPE OF CONSULTING SERVICES.

1. TRANSITION SUPPORT. Consultant shall provide coordination, organization and information gathering and analysis services (the "Professional Transition Services") to Weston. The objective of this support is to assist the Company to structure and focus its external and internal operations in order to create a competitive market position and to increase share value. The Professional Transition Services shall be provided at such times and in such manner as shall be mutually agreed by the parties and shall be conducted so as to ensure an effective transition for the Company's new Board of Directors and executive management. The Professional Transition Services shall include communications support in order to keep all stakeholders in Weston fully informed in the period following the transition to the new Board of Directors. Such services shall also include operations support. The Professional Transition Services shall be performed at Weston's West


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Chester, Pennsylvania corporate campus and such other locations as shall be directed by Weston. The areas specifically addressed by this task shall include the following:

     o FINANCIAL OVERSIGHT. Consultant shall continue to provide specialists and auditors, and shall conduct such due diligence as shall be necessary to fully inform the Company's executive management and Board of Directors regarding the financial affairs of the Company.

     o DAYS SALES OUTSTANDING RECOMMENDATIONS. Consultant shall provide recommendations to the Company's executive management to reduce the number of days sales outstanding at Weston. The objective of this task is to improve operational efficiency and effectiveness within the organization

     o MANAGEMENT REPORTING. Consultant shall conduct a review, provide guidance, and produce recommendations that will assist the Company in implementing effective management reporting functions.

     o PERFORMANCE MEASURES. Consultant shall review and prepare recommendations for establishing an effective system of performance measures within the Company.

     o SALARY ADMINISTRATION. Consultant shall prepare an analysis of Weston's salary administration practices and provide recommendations that will assist the Company in establishing more effective base salary and incentive/reward programs that will position the company more competitively in the marketplace.

     o COMPENSATION DESIGN. Consultant shall provide as required recommendations for compensation design to assist Weston in the design of new programs to maximize operational effectiveness and efficiency.

     o FEDERAL COSTING SURVEY AND DESIGN. The parties recognize that Weston derives over 50% of its revenues from federal government contracts. Consultant shall study and provide assistance and recommendations, as required to help ensure that changes in organization and compensation do not adversely affect cost recovery for federal contracts. The objective of Consultant's analysis and recommendations in this task is to assist with Weston profitability and organizational efficiency.

DELIVERABLE: PROFESSIONAL TRANSITION SERVICES.
ESTIMATED PRICE: $130,000.00.


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2. EXECUTIVE MANAGEMENT AND BOARD OF DIRECTORS SUPPORT. Consultant shall provide the Company's executive management and Board of Directors with support in operations, communications, external relations and related areas. As part of this task, Consultant shall provide coordination, organization and facilitation services for executive management and the Board of Directors. Such services shall include, as necessary, strategic review and analysis of the Company's current operations in order to assemble, analyze and prepare recommendations for consideration by the Company's new Board of Directors.

All information shall be gathered by Consultant in accordance with the Company's current policy and in cooperation with the Company's existing chain of authority. Consultant's tasks shall also include the following.

      o PROVISION OF EXECUTIVE SEARCH SERVICES. This task is to result in the identification of a new "Executive Team" (Chief Executive Officer, Chief Financial Officer and Chief Operating Officer).

      o REVIEW OF THE COMPANY'S COMMUNICATIONS FUNCTIONS. This task shall include a review of Weston's communications functions, and providing the Company with communication and marketing support, media strategy, material development and placement.

      o BUSINESS DEVELOPMENT PRACTICES REVIEW AND RECOMMENDATIONS. Consultant shall review the Company's existing business development strategies and practices and provide recommendations and opportunities in order to enable the Company to achieve improved results in this area. In addition to the coordination of the above tasks, Consultant shall prepare a report setting forth the status of, and its recommendations concerning, each such matter.

DELIVERABLE: EXECUTIVE MANAGEMENT SUPPORT.
ESTIMATED PRICE: $101,000.00.

3. FUNDING OPTION IDENTIFICATION AND ASSISTANCE. Consultant shall assist the Company in the identification of venture funding options in order to enable the Company to secure additional capital and thereby achieve the objective of gaining market share. The principal deliverable of this task shall be the identification of ready sources of capital for consideration by the Company and providing such guidance and facilitation services as shall be necessary to enable the Company to obtain such capital.


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DELIVERABLE: IDENTIFICATION OF, AND ASSISTANCE IN OBTAINING CAPITAL FUNDING.
ESTIMATED PRICE: $40,000.00

4. INTERNATIONAL OPERATIONS AND BUSINESS DEVELOPMENT ASSISTANCE. In order to assist Weston in penetrating strategically targeted international markets and gaining an increased presence and share in those markets, Consultant shall provide stakeholder management and other services directed to this objective. This task shall include assisting Weston to develop and implement international market strategies consistent with, and in ways that will enhance the value of Weston's overall strategic priorities.

DELIVERABLE: INTERNATIONAL OPERATIONS AND BUSINESS DEVELOPMENT ASSISTANCE. ESTIMATED PRICE: $24,000.00.

5. TIME COMMITMENT. In rendering the services set forth in this Agreement, Consultant shall commit such time and resources as shall be necessary to accomplish the specified deliverables

6. AUTHORIZED WESTON REPRESENTATIVE. Consultant shall report to William G. Mecaughey (the "Weston Representative") or such other person, as Weston shall designate. All services performed by Consultant shall be at the direction of the Weston Representative.

7. AUTHORIZED CONSULTANT REPRESENTATIVE. The Consultant Representative shall be Monica Ellis. All work hereunder shall be performed by the persons listed in Schedule "A" at the hourly rates set forth therein, or such other persons designated by the Consultant Representative, subject to Weston's prior approval.

ARTICLE II. TERM; TERMINATION.

The term of this Agreement shall be for the period commencing May 24, 1997 and ending August 31, 1997. Thereafter the term may be extended from month-to-month by written agreement executed by the parties. This Agreement may be terminated by either party upon giving thirty (30) days' written notice to the other. Weston may terminate this Agreement at any time if Consultant breaches this Agreement or is unable to perform hereunder. In such event, Consultant's fee shall be pro-rated, based on the percentage of each deliverable completed and delivered. The provisions of Articles V, VI, VIII and XIII shall survive the expiration or any termination of this Agreement.

ARTICLE III. CONSULTING FEE.

1. CONSULTING FEE. Weston shall pay Consultant a consulting fee in a total amount not to exceed $295,000.00. The Consulting Fee shall be determined by multiplying the number of hours spent by Consultant in performing the tasks set forth in Article I hereinabove by Consultant's applicable hourly rate as well as the provision of "fixed price" deliverables noted in the scope.


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2. EXPENSES. In the event Consultant is required to travel in connection with the performance of its services hereunder, Weston shall reimburse Consultant for such expenses incurred for travel and related food and lodging as are incurred at the request of, or with the prior approval of Weston. Reimbursement of such expenses shall be made in accordance with applicable Weston polices, and on the same basis as though Consultant were an employee of Weston. In consideration for the fees and reimbursement paid by Weston hereunder, Consultant hereby releases Weston from any and all claims for fees and/or expenses incurred by Consultant prior to the commencement of the term hereof.

ARTICLE IV. INVOICING AND PAYMENT.

1. INVOICES. Consultant shall submit invoices for completed services in a form acceptable to Weston within ten (10) days following the end of each month in which it provides its services. Invoices shall include the following detail:

     a. This Agreement number, dates of service, number of hours worked, identification of person(s) performing services, description of deliverables completed and computation of consulting fee earned to date.

     b. A detailed list of expenses in a format reasonably acceptable to Weston, together with copies of original documentation of such expenses.

Original invoices shall be submitted together with one copy to the Weston Representative who shall approve such invoice upon reasonable satisfaction that the services and deliverables described therein have been satisfactorily completed.

2. PAYMENT. Payment shall be issued to Consultant within 30 days after receipt and approval of Consultant's invoices. Weston shall have no obligation to reimburse Consultant for any expenses incurred, or any services performed, in violation of any law, Weston Business Ethics Policy or in contravention of this Agreement.

ARTICLE V. WORK PRODUCT.

1. OWNERSHIP OF WORK PRODUCT. All information, including, but not limited to, all designs, processes, manuals, reports, computer data and related information, first produced by Consultant for Weston in performing its services hereunder shall be the sole property of Weston. All such information shall be considered proprietary information and shall be retained and used solely in accordance with the provisions of this Agreement. To the extent any such information comprises work susceptible to protection under applicable copyright laws, Consultant agrees that such work shall be deemed "work made for hire" hereunder. In the


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event that such work is determined not to be "work made for hire", this
Agreement shall operate as an irrevocable assignment by Consultant to Weston of the copyright in the work, including all right, title and interest therein, in perpetuity.

2. INVENTIONS AND PATENTS. All inventions, improvements and discoveries, whether patentable or not, first conceived, developed or reduced to practice by Consultant, either alone or with others, in the course of the performance of the services hereunder, or as a consequence of Consultant's receipt of information hereunder, shall be the sole property of Weston. All such inventions, improvements and discoveries shall be promptly disclosed to Weston in writing. At Weston's request and expense, Consultant agrees to (i) assist Weston in making application for patents on such inventions, improvement and discoveries in the United States and any foreign countries (ii) assign all such applications to Weston or its designee without further charges, (iii) assist Weston in the prosecution of any patent applications and the enforcement of any resulting patents and (iv) execute any and all documents necessary for the accomplishment of the foregoing.

ARTICLE VI. CONFIDENTIALITY.

1. PROPRIETARY INFORMATION. All information received by Consultant in the course of performing its services, other than information publicly available or publicly disclosed shall be deemed "Proprietary Information." Consultant shall receive and retain all Proprietary Information in confidence and shall not disclose such information to any person without the express written authorization of Weston. Consultant shall use Proprietary Information solely for the purpose of performing its obligations hereunder and for no other purpose. Upon termination of this Agreement, Consultant shall promptly return all Proprietary Information to Weston, and will, if requested by Weston, execute a certificate warranting that all Proprietary Information has been returned to Weston in accordance with this Agreement. Consultant shall cause all persons identified on Schedule A requiring access to the Proprietary Information in the course of Consultant's performance hereunder, to agree to the confidentiality requirements of this Article VI.

2. RELATIONSHIP WITH WESTON. Consultant may not represent that it is associated with Weston for any marketing, commercial or promotional purposes without the prior written permission of Weston.

3. PROHIBITION OF CERTAIN ACTIVITIES.

     a. Non-Solicitation of Employees. Consultant shall not, directly or indirectly, from the date of this Agreement until two (2) years after termination or expiration of this Agreement, solicit, hire or otherwise induce any Weston employee to leave the employment of Weston; nor shall



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Consultant induce any Weston employee to become an employee of, or otherwise become associated with, any company or business other than Weston. This paragraph shall apply to inducement, hiring or solicitation of any Weston employee regardless of position.

     b. Non-Solicitation of Clients. Consultant shall not, directly or indirectly, from the date of this Agreement until two (2) years after termination or expiration of this Agreement, solicit the trade or patronage, in competition with Weston, of any Weston clients or of any prospective clients with whom Weston has pending proposals. This restriction shall only apply to clients or prospective clients with whom Consultant had direct or indirect contact during the pendency of this Agreement.

ARTICLE VII. CONFLICTS OF INTEREST

1.REPRESENTATION CONCERNING CONFLICTS. Consultant hereby warrants and represents that to the best of its knowledge and belief there are no relevant facts or circumstances which could give rise to an actual or potential conflict of interest under this Agreement, and that Consultant has disclosed to Weston all information having any relevance to an actual or potential conflict of interest.

2. DISCLOSURE. Consultant agrees that if an actual or potential conflict of interest is discovered after execution of this Agreement, Consultant will make full disclosure to Weston in writing. This disclosure shall include a description of actions which Consultant has taken or proposes to take to avoid, mitigate or neutralize the actual or potential conflict, and all actions taken for such purposes shall be in consultation with Weston.

3. COMMUNICATIONS WITH GOVERNMENTAL OFFICIALS. In performing these Services, Consultant shall not communicate with any officer, representative, employee, elected official or agency of the government of any country or any subdivision thereof on behalf of Weston without having first obtained Weston's written consent thereto.

4. GOVERNMENT EMPLOYMENT. If Consultant or any person working for Consultant in the performance of this Agreement has been a United States government employee within the past five years, Consultant agrees to furnish Weston all relevant information regarding any potential conflict of interest.

ARTICLE VIII. RECORDS RETENTION.

Consultant shall retain all records related to this Agreement in legible form for a period of five (5) years from date of final payment hereunder. Consultant authorizes Weston to inspect and audit these records during business hours upon prior notice to Consultant.

ARTICLE IX. TAXES.

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Consultant shall have sole responsibility for payment of all Federal, state
(unless it provides Weston with a Non-taxable Transaction Certificate), local and other sales, use, income and all employment and other taxes applicable to the fees paid to Consultant hereunder. Consultant agrees to indemnify and hold Weston harmless from and against any and all claims and liability relating to such taxes.

ARTICLE X. INDEPENDENT CONTRACTOR.

For all purposes in performing its services, Consultant shall be deemed to be an independent contractor and as such, shall not be entitled to any benefits applicable to the employees of Weston. The Consultant declares that it is engaged in an independent business, that similar services are provided for other clients, and Weston is not Consultant's sole and only client. Consultant shall in no manner be deemed to be an agent or representative of Weston. Consultant shall have no authority to bind or speak for Weston except as Weston may grant specific written authority to Consultant to do so from time to time.

ARTICLE XI. INSURANCE.

Consultant shall maintain insurance at its own expense for services performed hereunder. Such insurance shall include, but not be limited to, Comprehensive General Liability ($300,000 Minimum), Professional Liability - Errors and Omissions ($300,000) and Automobile Liability (Bodily Injury and Property Damage/$300,000 Minimum each). Certificates of insurance shall be provided to Weston immediately upon request.

ARTICLE XII. WARRANTY.

Consultant warrants and represents that: (a) it possesses the expertise, capability, equipment and personnel to properly and professionally perform the services; (b) to the extent it is required to do so, it is properly and legally licensed to perform the services; (c) it shall at all times in the performance of such services comply with all applicable laws, ordinances and regulations;
(d) it shall perform all services in a good, workmanlike, professional, efficient and non-negligent manner; and (e) it does not, as of the date of this Agreement, and during the period of performance under this Agreement, shall not represent any competitor of Weston without first fully disclosing to Weston in writing the scope of work and the name of such competitor.

ARTICLE XIII. INDEMNIFICATION.

Consultant agrees to indemnify and hold harmless Weston, its officers, directors, agents and employees for any loss, including reasonable and actual attorney's fees, costs or damages that Weston may incur as a result of the negligent acts or omissions of the Consultant or the Consultant's employees or agents.


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Neither party shall be liable to the other for incidental, indirect or consequential damages, except where such damages arise out of the gross negligence or willful misconduct of the other party.

ARTICLE XIV. ASSIGNMENT.

This Agreement may not be assigned by Consultant, either in whole or in part, without the prior written consent of Weston. Any attempted assignment shall be null and void and without force and effect.

ARTICLE XV. DISPUTES.

Any dispute arising under this Agreement not settled by agreement of the parties, including disputes arising as a result of termination, shall be decided by litigation in a court of competent jurisdiction. Pending any decision, appeal, suit, or claim pursuant to this Article, Consultant shall proceed diligently with the performance of the work authorized under this Agreement.

ARTICLE XVI. SEVERABILITY.

Any provision or part of this Agreement held to be void or unenforceable under any law or by- any court shall be deemed stricken, and all remaining provisions shall continue to be valid and binding upon the parties The parties may reform or replace such stricken provision or part thereof with a valid and enforceable provision which expresses the intent of the stricken provision

ARTICLE XVII. GOVERNING LAW.

This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, exclusive of the choice of law rules thereof, as if wholly to be performed therein

ARTICLE XVIII. ENTIRE AGREEMENT.

This Agreement constitutes the sole and exclusive agreement of the parties hereto and supersedes any and all prior understandings or written or oral agreements between the parties with respect to the subject matter hereof. Provided, however, nothing herein shall be deemed to modify or amend the terms of, or either party's obligations under, the Consulting Services Agreement between the parties dated May 23, 1997, identified as "Agreement No CG - 97 - WSTN1"

This Agreement may be amended only by a writing signed by the Authorized Representative of each party

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives

THE COVENTRY GROUP, L.L.P.
(CONSULTANT)                                 BY:
                                                 ____________________________


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NAME: MONICA ELLIS                       ROY F. WESTON, INC.
TITLE: PRINCIPAL
DATE: ______________________             BY: ____________________
                                         NAME: WILLIAM G. MECAUGHEY
                                         TITLE: CHIEF FINANCIAL OFFICER
                                         DATE: ____________________



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                               SCHEDULE A
            PERSONS PERFORMING THE SERVICES AND HOURLY RATES



NAME                                   HOURLY RATE
----                                   -----------
Ira Weinberg                             $300.00
Wessell Sprecher                         $300.00
Kenneth Whitt                            $100.00
D. Hiller                                $250.00
J. Nunes                                 $300.00
D. Weimer                                $350.00
R. Nelson (*reduced rate)                $100.00
M. Ellis (*blended)                      $100.00



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